Filed pursuant to Rule 433

Registration Statement No. 333-109215

August 8, 2006

Relating to Preliminary Prospectus Supplement

dated August 8, 2006

The Republic of Colombia announced that on Wednesday, August 9, 2006, an auction of Global TES bonds will take place from 9 am to noon, New York time.

Please find below a link to the preliminary prospectus supplement for the Global TES offering.

As a result of the foregoing, the Republic of Colombia will not conduct a fixed local TES auction tomorrow, August 9.

The Global TES offering to which this communication refers will count toward the local TES financing target amount for 2006 through the auction mechanism. For this reason, the Global TES bonds issued to participants in the market making scheme will count toward the allocation percentage of the primary market for the current fiscal year.

Additional details concerning the offering will be disclosed tomorrow, August 9, 2006.

If you have received this e-mail, please confirm receipt as soon as possible.

A preliminary prospectus supplement of the Republic of Colombia accompanies this free-writing prospectus and is available from the SEC’s website at http://www.sec.gov/Archives/edgar/data/917142/000119312506165836/d424b3.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternately, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or 1-866-718-1649 / 1-800-503-4611 or collect 1-212-834-4307.

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